                                                                  Exhibit 99.1

                            [DOUBLECLICK LETTERHEAD]

      For Immediate Release

                                INVESTOR CONTACT:  Jason McGruder
                                                   Manager, Investor Relations
                                                   212-381-5182

                                   PRESS CONTACT:  Jennifer Blum
                                                   VP, Public Relations
                                                   212-381-5705


           DOUBLECLICK HAS FOURTH CONSECUTIVE GAAP PROFITABLE QUARTER
                     AND RAISES GUIDANCE FOR FULL YEAR 2004
            Company reports fourth quarter and full year 2003 results


New York, NY, January 28, 2004 -- DoubleClick Inc. (NASDAQ: DCLK), the leading provider of data and technology tools for direct marketers, web publishers and advertisers, today announced financial results for the fourth quarter and full year ended December 31, 2003 and updated its business outlook for 2004.

--------------------------------------------------------------------------------
                                   4Q03     3Q03     4Q02      FY03      FY02
                                   ----     ----     ----      ----      ----
--------------------------------------------------------------------------------
Revenue (000's)                 $72,937  $74,790   $66,266  $271,337  $300,198
--------------------------------------------------------------------------------
GAAP Net Income (Loss) (000's)  $3,841   $6,340   ($53,969) $16,918  ($117,890)
--------------------------------------------------------------------------------
GAAP EPS                        $0.03    $0.04    ($0.40)   $0.12    ($0.87)
--------------------------------------------------------------------------------

"2003 was our first full year of GAAP profitability," said Kevin Ryan, Chief Executive Officer, DoubleClick. "We exceeded our fourth quarter revenue guidance, and were profitable in both GAAP net income and EBITDA1 terms every quarter in 2003. The fourth quarter of 2003 was our best ever in terms of cash flow from operations, which was 33% of revenues. We feel confident enough to raise guidance for 2004."

Fourth Quarter Results
----------------------
DoubleClick reported revenues for the fourth quarter of $72.9 million versus $66.3 million in the year ago period. GAAP net income for the most recent quarter was $3.8 million, or $0.03 per share, compared with $6.3 million or $0.04 in the third quarter of 2003, and a loss of $54.0 million or $0.40 per share in the fourth quarter of 2002. EBITDA was $16.2 million for the fourth quarter of 2003 versus negative EBITDA of $43.7 million in the year-ago period.


Fourth quarter 2003 GAAP earnings and EBITDA were negatively impacted by $5.4 million in charges related to the recent relocation of the Company's New York headquarters. These charges were partially offset by the reversal of a $1.3 million reserve relating to the favorable resolution of certain tax matters. For the year-ago period, GAAP net loss included a $65.8 million restructuring charge related to the Company's real estate, partially offset by gains of $7.9 million from the sale of a portion of the Company's holdings in DoubleClick Japan and other minority interest positions.




--------
1 See attached schedule for a reconciliation of EBITDA to GAAP net income. Please see the Form 8-K filed on January 28, 2004 by the Company with the SEC for a discussion of why the Company believes EBITDA is a useful financial measure to investors and how management uses it.

Full Year Results
-----------------

DoubleClick reported revenues for the full year 2003 of $271.3 million versus $300.2 million for full year 2002. Results for 2003 included revenue of $5.5 million from the Data Management business, which was acquired in 2Q03. Results for 2002 included $35.8 million in revenues from the Company's divested media and research businesses. GAAP net income for 2003 was $16.9 million or $0.12 per share, compared with a loss of $117.9 million or $0.87 per share in 2002. EBITDA was $67.9 million for the full year 2003, compared to negative EBITDA of $70.9 million for 2002.

Full year 2003 GAAP earnings and EBITDA were negatively impacted by $14.6 million in charges related to the termination of real estate leases, partially offset by a net restructuring credit of $9.1 million related to the reversal of a portion of the Company's real estate reserve. Full year 2002 GAAP net loss and EBITDA were negatively impacted by $98.4 million in real estate related restructuring charges and $47.1 million in goodwill impairment charges, partially offset by gains of $37.7 million from the early extinguishment of debt and the sale of certain businesses.

The Company generated $24.0 million in cash flow from operations during the fourth quarter of 2003 and used $15.1 million in cash flow from operations during the full year 2003. Full year figures include payments by the Company of $70.9 million in connection with the termination of real estate leases. The Company used $1.4 million in connection with the open market repurchase of 165,500 shares of its common stock during the fourth quarter. The Company ended the quarter and the year with $675.8 million in cash and marketable securities, and had a net cash position of $540.4 million, or $3.93 per share.2


"These results reflect strength among all of our businesses," added Ryan. "Our ad management, email, and marketing automation solutions all showed year-over-year revenue increases in the quarter. In addition, Abacus and our overall Data Segment had their best-ever fourth quarter and full year revenue."

TechSolutions
-------------
The global TechSolutions division reported fourth quarter revenues of $46.9 million versus $43.5 million in 3Q03 and $43.6 million in 4Q02. Total TechSolutions gross margins were 68.1%, an increase from 62.0% sequentially and from 54.1% in the fourth quarter of 2002. For all of 2003, TechSolutions revenues were $175.4 million versus $187.2 million in 2002, while TechSolutions gross margins increased to 63.4%, against 62.7% a year ago.

The Company's ad management products had revenues of $34.1 million in 4Q03 versus $31.0 million in 3Q03 and $32.8 million in the year ago period. On an annual basis, DoubleClick's ad management products had revenues of $128.8 million against $147.2 million in 2002.


During the quarter, DoubleClick reached an exclusive agreement with Carat Interactive to manage online campaigns for Pfizer on a global basis. Business Week Online, eDiets, HomeStore.com, and ING Direct were among the new customers signing on to use DoubleClick's ad management solutions during the fourth quarter of 2003. Agencies planning to use DART Motif now include Ford Motor Media, MPG Media Contacts, Starcom IP, Tribal DDB-Dallas, Universal McCann Interactive, and Zentropy Partners.


DoubleClick's global DART and DARTmail platforms delivered approximately 206 billion impressions in the fourth quarter of 2003 and 669 billion impressions for the full year 2003. DARTmail volumes were up sequentially and year-over-year in the fourth quarter. Ad management revenues increased at a slower rate than volumes, in line with previous guidance.


-------------------
2 Net cash is defined as gross cash and cash equivalents of $183.5 million, restricted cash of $28.0 million, and investments in marketable securities of $464.3 million minus zero coupon convertible subordinated notes of $135.0 million and capital lease obligations of $0.4 million. Please see the Form 8-K filed on January 28, 2004 by the Company with the SEC for a discussion of why the Company believes net cash is a useful financial measure to investors and how and when management uses the term.

DoubleClick's email management and related strategic services reported revenues of $11.0 million for 4Q03, against $9.6 million in 3Q03 and $10.2 million in the year ago period. Annual revenues were up slightly to $39.4 million.


Beginning in the first quarter of 2004, the Company plans to report Ensemble and SiteAdvance sales figures with those from its email products, since these products are increasingly being sold with email as bundled marketing automation solutions. Ensemble and SiteAdvance had combined revenues of $1.9 million in 4Q03 versus $2.9 million in the third quarter of 2003, in line with previous guidance. For the year, Ensemble and SiteAdvance revenues totaled $7.2 million.


During the quarter, over 60 new agreements to use DoubleClick's marketing automation tools were signed with customers such as Bertelsmann-Der Club, CondeNet's Golf Digest, Continental Airlines, and Prudential Insurance Company, as well one of the world's largest computer chip manufacturers and one of the world's largest Internet portals.

"We have had great success in creating product extensions to our core ad management businesses and Abacus Alliances. For the last year and a half, we have been focused on creating a world-class suite of integrated marketing automation solutions," said David Rosenblatt, President of DoubleClick. "While we are not done with the building phase, we expect 2004 to be a year in which we begin to see the concrete results of our efforts. Already, our new business pipeline includes a large number of clients and prospects considering multi-service purchases for Data and Tech products. We expect this trend to continue as we further mesh our TechSolutions and Data offerings."

Data
----

DoubleClick Data revenue was $26.0 million in 4Q03, down 16.7% versus $31.3 million in the seasonally strong third quarter of 2003, and up 27.5% from $20.4 million in 4Q02. For the full year 2003, DoubleClick Data revenue grew 15.1% to $95.9 million versus $83.3 million in the previous year. The Data segment's 2002 revenues included $3.1 million in revenue from divested businesses. Abacus quarterly revenue was up 13.0% year-over-year to $23.1 million, while the remaining $3.0 million in revenues came from DoubleClick's Data Management business, which was acquired in June of 2003. For the full year 2003, Abacus revenues were up 12.8% over 2002 to $90.4 million, with $5.5 million in revenues coming from Data Management.

The year-over-year increases in Abacus revenue were driven primarily by continued growth in the Company's U.S. business-to-business Alliance and U.K. business-to-consumer Alliance. Revenues were down sequentially due to seasonality, as cataloguers prepared for the holiday season in the September quarter. Gross margins were 64.0% for the quarter and 68.8% for the year, against 72.1% for 4Q02 and 71.7% for both 3Q03 and FY02. Gross margins were adversely affected in the fourth quarter and full year 2003 by the lower margins associated with the Company's Data Management business.


During the year, DoubleClick added over 110 new Abacus business-to-consumer Alliance members globally. This was primarily driven by traditional brick-and-mortar retailers adopting catalog marketing as a new advertising medium. The Company also signed up more than 60 new business-to-business Alliance members in 2003.


During the fourth quarter, DoubleClick and AZ Direct, a subsidiary of Bertelsmann AG, formed Abacus Deutschland. With the addition of Germany, along with the existing U.S., Japan, and U.K. Alliances, Abacus now has a presence in the four largest catalogue markets in the world. Over the next four to five years, DoubleClick believes that Abacus Deutschland has the potential to grow larger than the Company's U.K. Alliance.


First Quarter 2004 Outlook
--------------------------
DoubleClick is expecting first quarter revenues to be between $68 million and $72 million. GAAP earnings for the first quarter are projected to be between $0.03 and $0.06 per share.

Total company gross margins are expected to be in the high 60s percentage range. Total company GAAP operating expenses are expected to be between $43 million and $45 million. Items in interest and other, net and taxes are expected to be roughly $2 million, based an assumed tax rate of approximately 15%.

Segment projections for the first quarter of 2004 are as follows:

...   Data revenues are estimated to be between $22 million and $24 million, including approximately $3 million from Data Management, with overall Data gross margins in the low 60s percentage range.

...   TechSolutions revenues are estimated to be between $45 million and $48 million, including $33 to $35.5 million from ad management, with overall TechSolutions gross margins in the high 60s to low 70s percentage range.

Updated 2004 Outlook
--------------------
DoubleClick is expecting full year 2004 revenues to be between $290 million and $310 million. GAAP earnings for the year are projected to be between $38 million and $45 million, or between $0.27 and $0.32 per share.

Total company gross margins are expected to be in the high 60s to low 70s percentage range. Total company GAAP operating expenses are expected to be between $170 million and $185 million. Items in interest and other, net and taxes are expected to be roughly $3 million, based an assumed tax rate of approximately 15%.

Segment projections for the full year 2004 are as follows:

...   Data revenues are estimated to be between $105 million and $115 million, including $11 to $14.5 million from Data Management, with overall Data gross margins in the mid 60s percentage range.

...   TechSolutions revenues are estimated to be between $180 million and $205 million, including $130 million to $145 million from ad management, with overall TechSolutions gross margins in the mid 70s percentage range.

"DoubleClick continues to benefit from increased spending by advertisers and direct marketers, and we are seeing signs that technology spending is improving," said Bruce Dalziel, Chief Financial Officer, DoubleClick. "We plan continued investment in data management, marketing automation, and rich media, as well as our core Alliance and ad management businesses, in order to generate future growth. We nonetheless expect net income to more than double in 2004."

Conference Call Today
---------------------
The DoubleClick Conference Call to discuss this earnings press release is scheduled for today at 5:00pm EST. This call will be available live via Webcast, and on a replay basis afterward on the Company's website www.doubleclick.net under Investor Relations or at http://ir.doubleclick.net. Institutional investors can also access the call via www.streetevents.com.

About DoubleClick
-----------------
DoubleClick (www.doubleclick.net) is the leading provider of data and technology for advertisers, direct marketers and web publishers to plan, execute and analyze their marketing programs. DoubleClick's online advertising, email marketing and database marketing solutions help clients yield the highest return on their marketing dollar. In addition, the Company's marketing analytics tools help clients measure performance within and across channels. DoubleClick Inc. has global headquarters in New York City and maintains offices around the world.

Note: This press release includes forward-looking statements, including earnings and revenue projections and future plans set forth under the sections titled "First Quarter 2004 Outlook" and "Updated 2004 Outlook" above, as well as sentences using the words "expects" or "believes" and all other statements that are not purely historical. The results or events predicted in these statements may vary materially from actual future events or results. Factors that could cause actual events or results to differ from anticipated events or results include: lack of growth or decline in online advertising or marketing, changes in government regulation, intense competition in DoubleClick's industry, failure to manage the integration of acquired companies, failure to successfully manage the Company's international operations and other risks that are contained in documents which the Company files from time to time with the Securities and Exchange Commission, including the Company's most recent reports on Form 10-K and Form 10-Q. In addition, any forward-looking statements represent the Company's estimates only as of today and should not be relied upon as representing the Company's estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, it may choose not to do so, even if the Company's estimates change.

                                      # # #

                               - - Continued - -

                                DOUBLECLICK INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
              (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                             Three Months Ended                  Year Ended
                                                                                December 31,                      December,
                                                                         --------------------------      --------------------------
                                                                            2003            2002            2003            2002
                                                                         ----------      ----------      ----------      ----------
REVENUE:
   Technology                                                            $   46,892      $   43,621      $  175,403      $  187,155
   Data                                                                      26,045          20,428          95,934          83,349
   Media                                                                         --           2,410              --          32,660
   Intersegment elimination                                                      --            (193)             --          (2,966)
                                                                         ----------      ----------      ----------      ----------
       Total revenue                                                         72,937          66,266         271,337         300,198

Cost of revenue (inclusive of $4,374 of restructuring charges for the        24,353          27,667          94,131         113,780
   three months and year ended December 31, 2002)                        ----------      ----------      ----------      ----------

   Gross profit                                                              48,584          38,599         177,206         186,418

Operating expenses:
   Sales and marketing                                                       24,625          22,842          92,308         101,527
   General and administrative                                                10,378          10,090          36,063          46,401
   Product development                                                       11,922           9,106          39,180          39,790
   Amortization of intangibles                                                1,016           3,111           5,896          12,392
   Goodwill and other impairments                                                --             917              --          47,077
   Restructuring charges (credits), net                                          --          61,415          (9,092)         94,011
                                                                         ----------      ----------      ----------      ----------
     Total operating expenses                                                47,941         107,481         164,355         341,198

Income (loss) from operations                                                   643         (68,882)         12,851        (154,780)

Other income (expense)
   Equity in losses of affiliates                                              (112)           (550)         (2,551)           (331)
   Impairment of investments in affiliates                                       --              --              --         (14,147)
   Gain (loss) on early extinguishment of debt                                   --              --          (4,406)         11,855
   Gain on sale of investments in affiliates                                     --           7,880              --           7,880
   Gain on sale of businesses, net                                               --              --              --          17,946
   Interest and other, net                                                    2,940           5,160          12,063          15,932
                                                                         ----------      ----------      ----------      ----------
    Total other income (expense)                                              2,828          12,490           5,106          39,135

Income (loss) before income taxes                                             3,471         (56,392)         17,957        (115,645)

Benefit (provision) for income taxes                                            370           1,226          (1,039)         (4,794)
                                                                         ----------      ----------      ----------      ----------

Income (loss) before minority interest                                        3,841         (55,166)         16,918        (120,439)

Minority interest in results of consolidated subsidiaries                        --           1,197              --           2,549
                                                                         ----------      ----------      ----------      ----------

NET INCOME (LOSS)                                                        $    3,841      $  (53,969)     $   16,918      $ (117,890)
                                                                         ==========      ==========      ==========      ==========

Basic net income (loss) per share                                        $     0.03      $    (0.40)     $     0.12      $    (0.87)
                                                                         ==========      ==========      ==========      ==========

Weighted average shares used in basic net income (loss) per share           137,571         136,024         137,074         135,840
                                                                         ==========      ==========      ==========      ==========

Diluted net income (loss) per share                                      $     0.03      $    (0.40)     $     0.12      $    (0.87)
                                                                         ==========      ==========      ==========      ==========

Weighted average shares used in diluted net income (loss) per share         141,334         136,024         140,720         135,840
                                                                         ==========      ==========      ==========      ==========

                                DOUBLECLICK INC.
                          CONSOLIDATED BALANCE SHEETS
                (UNAUDITED, IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                       December 31,        December 31,
                                                                                           2003                2002
                                                                                      --------------      --------------
                                     ASSETS

CURRENT ASSETS:
Cash and cash equivalents                                                             $      183,484      $      123,671
Investments in marketable securities                                                         151,898             306,974
Restricted cash                                                                               16,328               2,500
Accounts receivable, net of allowances of $7,519 and
   $13,704, respectively                                                                      51,491              48,850
Prepaid expenses and other current assets                                                     17,473              24,324
                                                                                      --------------      --------------
          Total current assets                                                               420,674             506,319

Investments in marketable securities                                                         312,434             294,249
Restricted cash                                                                               11,668              22,591
Property and equipment, net                                                                   75,786              98,545
Goodwill                                                                                      18,658              20,572
Intangible assets, net                                                                        10,847              13,378
Investment in affiliates                                                                      13,422              12,125
Other assets                                                                                  14,408               9,128
                                                                                      --------------      --------------

          Total assets                                                                $      877,897      $      976,907
                                                                                      ==============      ==============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable                                                                      $        4,164      $        7,218
Accrued expenses and other current liabilities                                                62,741             117,320
Current portion of capital lease obligations                                                     411               6,163
Deferred revenue                                                                               8,188               6,245
                                                                                      --------------      --------------
          Total current liabilities                                                           75,504             136,946

Convertible subordinated notes - 0% Coupon, due 2023                                         135,000                  --
Convertible subordinated notes - 4.75% Coupon, due 2006                                           --             154,800
Long term portion of capital lease obligations                                                    --                 852
Other long term liabilities                                                                   27,046              73,747

STOCKHOLDERS' EQUITY:
Preferred stock, par value $0.001; 5,000,000 shares authorized,
   none outstanding                                                                               --                  --
Common stock, par value $0.001; 400,000,000 shares authorized, 139,329,875 and
   137,854,385 shares issued, respectively                                                       139                 138
Treasury stock, 1,846,170 and 1,680,670 shares, respectively                                 (10,396)             (8,949)
Additional paid-in capital                                                                 1,287,775           1,281,244
Accumulated deficit                                                                         (649,523)           (666,441)
Other accumulated comprehensive income                                                        12,352               4,570
                                                                                      --------------      --------------
          Total stockholders' equity                                                         640,347             610,562
                                                                                      --------------      --------------
          Total liabilities and stockholders' equity                                  $      877,897      $      976,907
                                                                                      ==============      ==============

                                DOUBLECLICK INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (UNAUDITED, IN THOUSANDS)

                                                                             Three Months Ended                 Year Ended
                                                                                December 31,                    December 31
                                                                         --------------------------      --------------------------
                                                                            2003            2002            2003            2002
                                                                         ----------      ----------      ----------      ----------
OPERATING ACTIVITIES
 Net income (loss)                                                       $    3,841      $  (53,969)     $   16,918      $ (117,890)
 Adjustments to reconcile net income (loss) to net cash
 provided by (used in) operating activities:
  Depreciation and leasehold amortization                                    13,787          10,867          51,252          42,340
  Amortization of intangible assets                                           1,944           3,920           9,427          14,713
  Equity in losses of affiliates                                                112             550           2,551             331
  Gain on sale of businesses, net                                                --              --              --         (17,946)
  Gain on sale of investments in affiliates                                      --          (7,880)             --          (7,880)
  Lease termination and related payments                                         --              --         (70,874)             --
  Impairment of investments in affiliates                                        --              --              --          14,147
  Goodwill and other impairments                                                 --             917              --          47,077
  Gain (loss) on early extinguishment of debt                                    --              --           4,406         (11,855)
  Other non-cash items                                                        2,233          13,860           9,907          33,320
  Other changes in working capital                                            2,034          45,749         (38,669)         47,555
                                                                         ----------      ----------      ----------      ----------

  Net cash provided by (used in) operating activities                        23,951          14,014         (15,082)         43,912

INVESTING ACTIVITIES
 Purchases of property and equipment                                        (11,346)         (2,092)        (28,580)        (12,113)
 Purchases of investments in marketable securities                          (74,850)       (192,381)       (409,045)       (488,286)
 Maturities of investments in marketable securities                         116,881         185,888         541,367         522,734
 Restricted cash                                                               (255)         (1,455)         (2,905)         (7,455)
 Acquisition of businesses and intangible assets, net of cash acquired           --           1,438          (2,757)         (4,842)
 Proceeds from sale of investments in affiliates                                 --          37,994             656          37,994
 Proceeds from sale of businesses                                                --              --              --          16,927
 Proceeds from sale of intangible asset, net                                     --              --             900              --
                                                                         ----------      ----------      ----------      ----------

  Net cash provided by investing activities                                  30,430          29,392          99,636          64,959

FINANCING ACTIVITIES
 Proceeds from the issuance of common stock and the exercise
 of stock options, net                                                          587             849           5,037           5,713
 Proceeds from issuance of convertible subordinated notes, net                   --              --         131,963              --
 Repurchase of convertible subordinated notes                                    --              --        (157,952)        (53,578)
 Purchases of treasury stock                                                 (1,447)             --          (1,447)         (4,483)
 Payments under capital lease obligations and notes payable                    (578)         (1,733)         (8,886)        (16,113)
 Other                                                                           --              --              --          (1,000)
                                                                         ----------      ----------      ----------      ----------

  Net cash used in financing activities                                      (1,438)           (884)        (31,285)        (69,461)

 DECONSOLIDATION OF SUBSIDIARY                                                   --         (21,890)             --         (21,890)

Effect of exchange rate changes on cash                                       3,849           2,406           6,544           6,640
                                                                         ----------      ----------      ----------      ----------

Net increase in cash and cash equivalents                                    56,792          23,038          59,813          24,160

Cash and cash equivalents at beginning of period                         $  126,692      $  100,633      $  123,671      $   99,511
                                                                         ----------      ----------      ----------      ----------

Cash and cash equivalents at end of period                               $  183,484      $  123,671      $  183,484      $  123,671
                                                                         ==========      ==========      ==========      ==========

                                DOUBLECLICK INC.
                  RECONCILIATION OF EBITDA TO GAAP NET INCOME
                           (UNAUDITED, IN THOUSANDS)

                                                                              Three Months Ended
                                                          March 31,       June 30,      September 30,   December 31,   December 31,
                                                      -----------------------------------------------------------------------------
                                                            2003            2003            2003           2003             2002
                                                      --------------  --------------  --------------  -------------  --------------
GAAP net income (loss)                                $          906  $        5,831  $        6,340  $       3,841         (53,969)
    Plus tax provision                                           333             303             773           (370)         (1,226)
    Less interest income, net                                 (2,914)         (1,919)         (2,904)        (2,965)         (3,303)
    Plus amortization of intangibles (1)                       2,949           2,031           2,503          1,944           3,920
    Plus depreciation and leasehold amortization              10,189          10,164          17,112         13,787          10,867
                                                      --------------  --------------  --------------  -------------  --------------
EBITDA                                                $       11,463  $       16,410  $       23,824  $      16,237  $      (43,711)
                                                      ==============  ==============  ==============  =============  ==============

                                                           Year Ended December 31,
                                                      --------------------------------
                                                            2003             2002
                                                      ---------------  ---------------
GAAP net income (loss)                                $        16,918  $      (117,890)
    Plus tax provision                                          1,039            4,794
    Less interest income, net                                 (10,702)         (14,870)
    Plus amortization of intangibles (2)                        9,427           14,713
    Plus depreciation and leasehold amortization               51,252           42,340
                                                      ---------------  ---------------
EBITDA                                                $        67,934  $       (70,913)
                                                      ===============  ===============

(1) For the three months ended March 31, June 30, September 30 and December 31, 2003 and the three months ended December 31, 2002, $0.9M, $0.8M, $0.9M, $0.9M and $0.8M, respectively, of amortization expense of intangible assets relating to purchased technology was included as a component of cost of revenue in the Consolidated Statements of Operations.

(2) For the year ended December 31, 2003 and 2002, $3.5M and $2.3M, respectively, of amortization expense of intangible assets relating to purchased technology was included as a component of cost of revenue in the Consolidated Statements of Operations.